For immediate release

TWL Corporation Announces Reverse Stock Split

CARROLLTON, TEXAS – December 18, 2007 – TWL Corporation
(“TWL” or the “Company”) today confirmed that the Company had completed a (1)-for-twenty (20) reverse stock split (the “Reverse Split”) of its Common Stock, par value $0.001 per share (“Common Stock”), together with a Migratory Merger relocating the Company’s state of incorporation from Utah to Nevada.

The Reverse Split was effected at the close of business on December 11, 2007 (the “Record Date”), and the post-split shares began trading on the OTC Bulletin Board at the opening of business on December 12, 2007 (the “Effective Date”).  At the close of trading on Friday, December 14th, shares were trading up substantially on a post-split basis.

Pursuant to the Reverse Split, every twenty (20) shares of the Company’s issued and outstanding Common Stock as presently classified on the Record Date, was reclassified and combined into one (1) whole post-split share of the Company’s Common Stock. No fractional shares of the Company’s Common Stock will be issued in connection with the Reverse Split.

The Reverse Split will not affect the Company’s Preferred Stock, par value $0.001 per share.  Accordingly, after the Reverse Split the Company's authorized Preferred Stock will remain unchanged.

In connection with the Reverse Split, the Company's Common Stock has been assigned a new symbol for quotation on the OTC Bulletin Board. The post-Reverse Split shares of Common Stock are quoted under the symbol TWLO.OB on the OTC Bulletin Board.

On November 15, 2007, TWL Corporation, a Utah corporation and its newly formed, wholly owned subsidiary, TWL Corporation, a Nevada corporation, entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, the Company merged with and into the new Nevada corporation, with the Company continuing as the surviving corporation now being domesticated in Nevada.  The Board of Directors and a majority of the shareholders of the Companyapproved the Migratory Merger and the Merger Agreement.

The Reverse Split and Migratory Merger were originally approved by the Company’sBoard of Directors and a majority of its shareholders on October 17, 2007.

These moves further support TWL’s continuing plans to restructure the company and return to financial stability.

About TWL Corporation and TWL Knowledge Group, Inc.
TWL Corporation (TWLP.OB), through its subsidiary TWL Knowledge Group, Inc., is a leading global provider of integrated learning solutions for skill development, compliance, safety, and emergency preparedness in the workplace.  Since 1986, the TWL Knowledge Group has met the training and education needs of more than 8 million professionals in the industrial, healthcare, automotive, fire & emergency, government, law enforcement, and the private security markets. TWL Knowledge Group’s offerings provide clients with a unique combination of training and educational content, learning management and accreditation, anytime/anywhere delivery technologies, and implementation, and outsourcing services to ensure client success.  Key branded offerings include the Fire & Emergency Training Network (FETN), the Law Enforcement Training Network (LETN), the Health & Sciences Television Network (HSTN), Customs and Border Protection Television Network (CBP-TV), American Heat, PULSE, Professional Security Training Network (PSTN), Trinity Healthforce Learning, Homeland One, and SafeStart (USA only); PRIMEnet and PRIMEed e-learning services, and a wide range of other CD-ROM, Web-based and video training programs.  For more details on the TWL Knowledge Group, visit www.twlk.com.

For further information, contact:

Tom Morris, SVP – Marketing, Phone (972) 309-5558, tom.morris@twlk.com